1950 Spectrum Circle, Suite 300
Marietta, GA 30067
1-888-502-BLUE
www.BlueLinxCo.com

FOR IMMEDIATE RELEASE

BlueLinx Announces Full Repayment of Term Loan

MARIETTA, GA, April 5, 2021 -- BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building and industrial products in the United States, today announced that the Company repaid the outstanding principal balance under its term loan facility of approximately $16 million on April 2, 2021. The payment was funded through existing availability under the Company’s revolving credit facility.

“Our voluntary repayment of the term loan reduces cash interest expense and further simplifies our capital structure, which is consistent with our disciplined approach to managing our balance sheet,” stated Kelly Janzen, CFO of BlueLinx. “Given the continued, underlying strength of our end-markets and strategic approach to managing working capital, we remain focused on deleveraging, while maintaining ample liquidity to support our profitable growth objectives.”

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx is able to provide a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

Contacts

Mary Moll, Investor Relations
(866) 671-5138
investor@bluelinxco.com